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                                                                  EXHIBIT 10.17




                 WRITTEN DESCRIPTION OF EXECUTIVE RETENTION PLAN

         The purpose of the Executive Retention Plan (the "Retention Plan") is to retain and reward those members of the Company's management (each, a "Key Employee") whom the Company believes are essential to the Company's reorganization and are able to impact directly its results of operations. Under the Retention Plan, each of the eighteen Key Employees is entitled to a retention bonus based on the formula that takes into account (i) the position of the Key Employee within the Company and (ii) such Key Employee's base salary. In addition, the Retention Plan provides for a reserve amount of $300,000 for discretionary retention bonuses to be paid to non-officer employees. Such discretionary bonuses are to be awarded to employees of the Company on whom, in the judgment of the Company's chief executive officer, the successful reorganization of the Company and its subsidiaries depends and the retention of whom would be jeopardized absent such bonuses. The Retention Plan provides for bonuses which aggregate $1,663,011 (including the $300,000 of discretionary bonuses). The Retention Plan encourages the continued retention of the Key Employees by providing that payments of retention bonuses are to be paid in installments. Specifically, under the Retention Plan: (a) thirty (30%) percent of each Key Employee's bonus is payable upon the earlier to occur of (i) the date of confirmation of the Plan (the "Confirmation Date") and (ii) December 31, 2000; (b) thirty (30%) percent of such bonus is payable upon the earlier to occur of (i) the date which is six months following the Confirmation Date and
(ii) June 30, 2001; and (c) the remaining forty (40%) percent of such bonus is payable upon the earlier to occur of (i) the date which is twelve months following the Confirmation Date and (ii) December 31, 2001. Payment of each Key Employee's retention bonus installment is subject to such Key Employee's continued employment by the Company on the corresponding payment date.